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                     May 25, 2023

       Charles Cassel
       Chief Executive Officer
       Consilium Acquisition Corp I, Ltd.
       2400 E. Commercial Boulevard
       Suite 900
       Ft. Lauderdale, FL 33308

                                                        Re: Consilium
Acquisition Corp I, Ltd.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 23, 2023
                                                            File No. 001-41219

       Dear Charles Cassel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Alexandria Kane, Esq.